Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10815, 333-10817, 333-28267, 333-28269, 333-39590, 333-57653, 333-105866 and 333-134998 on Form S-8 of our reports dated March 5, 2007, relating to the financial statements and financial statement schedule of Rural Cellular Corporation and Subsidiaries (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, on January 1, 2006, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rural Cellular Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 5, 2007